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                                    EXHIBIT 2


                                 REVOCABLE PROXY
                             AS TO CERTAIN SHARES OF
                        HAVERTY FURNITURE COMPANIES, INC.


     The undersigned, Betty Haverty Smith, of 2771 Peachtree Road, NE, #5 Carlyle Condominium, Atlanta, Georgia 30305 ("B. Smith"), hereby appoints Clarence H. Smith of Suite 800, 780 Johnson Ferry Road, Atlanta, Georgia 30342 ("C. Smith"), as her attorney in fact and proxy, with full power of substitution, to exercise (including refraining from exercising) all voting (including dissenters') rights with respect to all shares of the Class A par value common shares of Haverty Furniture Companies, Inc., a Maryland corporation (the "Corporation") owned by B. Smith (the "Shares") in such manner as C. Smith or his substitute, shall, in his sole discretion, deem proper, including voting the Shares at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Corporation and/or executing and delivering a written consent in lieu of any such meeting.


     This proxy shall continue in full force and effect unless and until it is revoked by B. Smith. This proxy is revocable at any time effective upon receipt by C. Smith or the secretary of the Corporation at Suite 800, 780 Johnson Ferry Road, Atlanta, Georgia 30342 of B. Smith's written notice of termination. B. Smith may give such notice by any means.


     This proxy revokes any other proxy granted by B. Smith at any time with respect to the Shares.


     Duly executed, under seal, as of November 30, 2002.


                                  /s/ Betty Haverty Smith      (L.S.)
                                  ------------------------------------
                                  Betty Haverty Smith


         WITNESS:


         /s/ Alex W. Smith
         -----------------


         Print Name and Address:


         Alex W. Smith
         2771 Peachtree Rd. #5
         Atlanta, GA 30305